Exhibit 99.01

Contacts:	Investors	Media
	Jerry Natoli	Holly Perez
	Intuit Inc.	Intuit Inc.
	650-944-6181	650-944-6482
	jerry_natoli@intuit.com	holly_perez@intuit.com
Intuit Exceeds Second-Quarter Revenue and Earnings Guidance;
Raises Outlook for Fiscal Year Results
          MOUNTAIN VIEW, Calif. — Feb. 18, 2010 — Intuit Inc. (Nasdaq: INTU) today announced financial results for its second quarter ended Jan. 31.
Second-Quarter Highlights
•	Revenue increased 8 percent over the comparable quarter, to $837 million. Revenue was more than $20 million higher than guidance adjusted for the sale of the Intuit Real Estate Solutions business.

•	On a GAAP basis, (Generally Accepted Accounting Principles) operating income grew 26 percent to $139 million. Non-GAAP operating income grew 20 percent, to $206 million, $31 million over the top end of the guidance range.

•	GAAP diluted earnings per share were 35 cents, up 35 percent over the second quarter of last year. Non-GAAP diluted earnings per share were 38 cents, 6 cents above the top of the guidance range.

•	Total TurboTax federal units were up 11 percent through Feb. 13.

•	The Financial Institutions segment reported 10 percent revenue growth, driven by strong bill pay user growth and positive early results for TurboTax for Online Banking.

•	In the small business group, Employee Management Solutions and Payment Solutions revenue grew double digits and each of the small business segments saw an increase in average revenue per customer compared to the second quarter of last year.

Intuit Second Quarter 2010 Earnings

Note: all comparisons are versus the same period a year ago.

	GAAP			Non-GAAP
	Q2 10	Q2 09	% change	Q2 10	Q2 09	% change
Revenue	$837	$773	8	$837	$773	8
Operating Income	$139	$111	26	$206	$172	20
EPS	$0.35	$0.26	35	$0.38	$0.34	12
Dollars in millions except for EPS
          Based on these strong results, particularly in the tax business, Intuit raised its full-year revenue and earnings guidance. For fiscal year 2010 the company expects revenue growth of 6 to 9 percent, $3.3 billion to $3.4 billion. All comparisons exclude the Intuit Real Estate Solutions business, which is accounted for as a discontinued operation.
Company Perspective
          “We are very pleased that our fiscal second quarter revenue and earnings per share exceeded the top end of our guidance,” said Brad Smith, Intuit’s president and chief executive officer. “While it is still early in the year, we are confident in our ability to perform well in the second half and therefore are raising our revenue and earnings guidance for the year.”
          “We wanted to come out of the recession stronger than we went in, so we focused on adding customers and continued to invest in innovation. These results demonstrate that our strategy is working. We continue to see great success growing our core businesses, with a strong quarter in tax and good results in our small business division. At the same time we’re making strides in building out adjacent businesses, entering new geographies and transitioning to connected services.”
Quarterly Business Segment Results and Highlights
Small Business total revenue was up 5 percent for the second-quarter. Each of the three small business segments saw an increase in average revenue per customer compared to the second quarter of last year.

Intuit Second Quarter 2010 Earnings

     Financial Management Solutions
•	Revenue was down 3 percent, while revenue per customer was up.

•	Intuit has more than doubled the Intuit Websites customer base since completing the acquisition of Homestead at the end of 2007. These customers are largely new to the franchise, and have the potential to adopt other Intuit services like payments and email marketing.
     Employee Management Solutions
•	Revenue grew 12 percent, reflecting the acquisition of PayCycle, and steady performance in the desktop payroll business.
     Payment Solutions
•	Revenue was up 14 percent, driven by strong customer base growth, which was up 13 percent this quarter.
Consumer Tax Group
•	Revenue grew 15 percent over the comparable quarter, driven by very strong growth in TurboTax Online. Total TurboTax federal units were up 11 percent through Feb. 13.

•	Intuit added a new product, SnapTax, into its tax offerings this tax season. Building on the growing trend toward a digital world and more use of mobile devices, SnapTax lets California taxpayers prepare and file their simple federal and state returns from their iPhones. They snap a photo of their 2009 W-2, answer a few basic questions and click “send” to submit and e-file, all within a matter of minutes.
Accounting Professionals
•	Segment revenue declined 7 percent from last year. Revenue would have been flat year-over-year if not for a $9 million revenue shift that has been deferred from the second to the third quarter. Expected revenue growth for the year remains at 3 percent to 7 percent.

Intuit Second Quarter 2010 Earnings

Financial Institutions
•	Revenue grew 10 percent, with 16 percent bill pay user growth contributing to another strong quarter.

•	About 1,200 financial institutions are offering TurboTax for Online Banking this tax season. The offering demonstrates Intuit’s unique ability to combine capabilities across business segments to create innovative solutions to reach more customers and solve their financial problems.
Other Businesses
•	Segment revenue grew 38 percent, driven primarily by strength in Personal Finance.

•	Personal Finance benefited from the Mint.com acquisition and a strong new Quicken desktop release. Since the acquisition, the number of new Mint.com registered users has accelerated.

•	Intuit launched its first product for the Indian market, Intuit Money Manager, in December. This is an online personal finance tool developed specifically to help consumers plan, track, and grow their money. This innovative product has the potential to help tens of millions of consumers save time, save money, and make better financial decisions.

•	Quicken Health Expense Tracker is now in market and available to more than 26 million health plan members.
Forward-looking Guidance
For fiscal year 2010 Intuit expects:
•	Revenue of $3.3 billion to $3.4 billion, growth of 6 to 9 percent.

•	GAAP operating income of $785 million to $825 million. Non-GAAP operating income of $1.01 billion to $1.05 billion, growth of 9 to 13 percent.

•	GAAP diluted earnings per share of $1.63 to $1.70, or growth of 21 to 26 percent. Non-GAAP diluted EPS of $1.97 to $2.04, growth of 8 to 12 percent.
For the third-quarter Intuit expects:
•	Revenue of $1.51 billion to $1.59 billion, growth of 7 to 12 percent.

Intuit Second Quarter 2010 Earnings

•	GAAP operating income of $811 million to $861 million, growth of 6 to 13 percent. Non-GAAP operating income of $860 million to $910 million, growth of 3 to 9 percent.

•	GAAP diluted EPS of $1.64 to $1.74, growth of 12 to 18 percent. Non-GAAP diluted EPS of $1.75 to $1.85, growth of 4 to 10 percent.
Conference Call Information
          Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time today. To hear the call, dial 866-238-1645 in the United States or 703-639-1163 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s Web site after the call ends.
          A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1427610.
          The audio webcast will remain available on Intuit’s Web site for one week after the conference call.

          Intuit, the Intuit logo and QuickBooks, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit’s Web site.
Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; its prospects for the business in fiscal 2010; and all of the statements under the heading “Forward-looking Guidance.”
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: product introductions and price

Intuit Second Quarter 2010 Earnings

competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; if economic and market conditions in the U.S. and worldwide continue to decline, our customers may delay or reduce technology purchases which may harm our business, results of operations and financial condition; we may not be able to successfully introduce new products and services to meet our growth and profitability objectives, and current and future products and services may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; any failure to maintain reliable and responsive service levels for our offerings could cause us to lose customers and negatively impact our revenues and profitability; any significant product quality problems or delays in our products could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; any failure to properly use and protect personal customer information could harm our revenue, earnings and reputation; our acquisition activities may be disruptive to Intuit and may not result in expected benefits; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operations; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; predicting tax-related revenues is challenging due to the heavy concentration of activity in a short time period; we have implemented, and are continuing to upgrade, new information systems and any problems with these new systems could interfere with our ability to deliver products and services and gather information to effectively manage our business; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2009 and in our other SEC filings. You can locate these reports through our website at http://www.intuit.com/about_intuit/investors. Forward-looking statements are based on information as of Feb. 18, 2010, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

Table A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2010	2009	2010	2009
Net revenue:
Product	$422	$433	$627	$651
Service and other	415	340	684	584

Total net revenue	837	773	1,311	1,235

Costs and expenses:
Cost of revenue:
Cost of product revenue	48	56	83	88
Cost of service and other revenue	114	98	223	200
Amortization of purchased intangible assets	16	14	38	29
Selling and marketing	277	271	457	451
Research and development	144	140	285	274
General and administrative	88	70	165	134
Acquisition-related charges	11	13	21	23

Total costs and expenses [A]	698	662	1,272	1,199

Operating income from continuing operations	139	111	39	36
Interest expense	(15)	(12)	(31)	(24)
Interest and other income	2	6	7	5

Income from continuing operations before income taxes	126	105	15	17
Income tax provision (benefit) [B]	46	19	4	(17)

Net income from continuing operations	80	86	11	34
Net income (loss) from discontinued operations [C]	34	(1)	35	(1)

Net income	$114	$85	$46	$33

Basic net income per share from continuing operations	$0.25	$0.27	$0.04	$0.10
Basic net income (loss) per share from discontinued operations	0.11	—	0.11	—

Basic net income per share	$0.36	$0.27	$0.15	$0.10

Shares used in basic per share calculations	314	321	317	322

Diluted net income per share from continuing operations	$0.25	$0.26	$0.03	$0.10
Diluted net income (loss) per share from discontinued operations	0.10	—	0.11	—

Diluted net income per share	$0.35	$0.26	$0.14	$0.10

Shares used in diluted per share calculations	323	326	326	329

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense from continuing operations that we recorded for the periods shown.

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
(in millions)	2010	2009	2010	2009

Cost of product revenue	$1	$1	$1	$1
Cost of service and other revenue	2	2	4	3
Selling and marketing	12	12	19	20
Research and development	11	10	20	16
General and administrative	11	9	20	15

Total share-based compensation	$37	$34	$64	$55

[B]	Our effective tax rate for the three months ended January 31, 2010 was approximately 37%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from the domestic production activities deduction and the federal and state research and experimentation credits. Our effective tax rate for the three months ended January 31, 2009 was approximately 18%. Excluding discrete tax benefits primarily related to a favorable agreement we entered into with a tax authority with respect to tax years ended prior to fiscal 2009, our effective tax rate for that period was approximately 36% and did not differ significantly from the federal statutory rate of 35%.

Our effective tax rate for the six months ended January 31, 2010 was approximately 27%. Excluding discrete tax benefits primarily related to routine stock option deduction benefits, our effective tax rate for that period was approximately 37%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from the domestic production activities deduction and the federal and state research and experimentation credits. We recorded a tax benefit of $17 million on pre-tax income of $17 million for the six months ended January 31, 2009. Excluding discrete tax benefits primarily related to a favorable agreement we entered into with a tax authority as described above and the retroactive reinstatement of the federal research and experimentation credit, our effective tax rate for that period was approximately 36% and did not differ significantly from the federal statutory rate of 35%.

[C]	In January 2010 we sold our Intuit Real Estate Solutions (IRES) business for approximately $128 million in cash and recorded a net gain on disposal of $35 million. IRES was part of our Other Businesses segment. We determined that IRES became a discontinued operation in the second quarter of fiscal 2010. We have therefore segregated the net assets and operating results of IRES from continuing operations on our balance sheets and in our statements of operations for all periods prior to the sale. Revenue and net income from IRES discontinued operations were as shown in the following table for the periods indicated. Because IRES operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows. We have segregated the cash impact of the gain on disposal of IRES on our statements of cash flows for the three and six months ended January 31, 2010.

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
(In millions)	2010	2009	2010	2009

Net revenue	$14	$18	$33	$37

Net loss	$(1)	$(1)	$—	$(1)

Table B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2010	2009	2010	2009

GAAP operating income	$139	$111	$39	$36
Amortization of purchased intangible assets	16	14	38	29
Acquisition-related charges	11	13	21	23
Professional fees for business combinations	3	—	4	—
Share-based compensation expense	37	34	64	55

Non-GAAP operating income	$206	$172	$166	$143

GAAP net income	$114	$85	$46	$33
Amortization of purchased intangible assets	16	14	38	29
Acquisition-related charges	11	13	21	23
Professional fees for business combinations	3	—	4	—
Share-based compensation expense	37	34	64	55
Net gains on marketable equity securities and other investments	—	—	—	(1)
Income tax effect of non-GAAP adjustments	(25)	(21)	(47)	(36)
Exclusion of discrete tax items	—	(16)	(1)	(22)
Discontinued operations	(34)	1	(35)	1

Non-GAAP net income	$122	$110	$90	$82

GAAP diluted net income per share	$0.35	$0.26	$0.14	$0.10
Amortization of purchased intangible assets	0.05	0.04	0.12	0.09
Acquisition-related charges	0.03	0.04	0.06	0.07
Professional fees for business combinations	0.01	—	0.01	—
Share-based compensation expense	0.12	0.11	0.20	0.17
Net gains on marketable equity securities and other investments	—	—	—	—
Income tax effect of non-GAAP adjustments	(0.08)	(0.06)	(0.14)	(0.11)
Exclusion of discrete tax items	—	(0.05)	—	(0.07)
Discontinued operations	(0.10)	—	(0.11)	—

Non-GAAP diluted net income per share	$0.38	$0.34	$0.28	$0.25

Shares used in diluted per share calculations	323	326	326	329

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

Table C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31,	July 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$337	$679
Investments	609	668
Accounts receivable, net	468	135
Income taxes receivable	23	67
Deferred income taxes	80	92
Prepaid expenses and other current assets	86	43
Current assets of discontinued operations	—	12

Current assets before funds held for customers	1,603	1,696
Funds held for customers	313	272

Total current assets	1,916	1,968

Long-term investments	92	97
Property and equipment, net	518	527
Goodwill	1,853	1,754
Purchased intangible assets, net	269	291
Long-term deferred income taxes	43	36
Other assets	87	77
Long-term assets of discontinued operations	—	76

Total assets	$4,778	$4,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$159	$103
Accrued compensation and related liabilities	135	171
Deferred revenue	511	360
Income taxes payable	2	—
Other current liabilities	234	153
Current liabilities of discontinued operations	—	25

Current liabilities before customer fund deposits	1,041	812
Customer fund deposits	313	272

Total current liabilities	1,354	1,084

Long-term debt	998	998
Other long-term obligations	170	187

Total liabilities	2,522	2,269

Stockholders’ equity	2,256	2,557

Total liabilities and stockholders’ equity	$4,778	$4,826

Table D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$114	$85	$46	$33
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	36	36	75	69
Amortization of intangible assets	32	30	68	57
Share-based compensation	38	35	65	57
Pre-tax gain on sale of IRES	(58)	—	(58)	—
Deferred income taxes	2	(1)	(22)	44
Tax benefit from share-based compensation plans	4	(4)	10	7
Excess tax benefit from share-based compensation plans	(2)	—	(5)	(6)
Other	6	2	10	7

Total adjustments	58	98	143	235

Changes in operating assets and liabilities:
Accounts receivable	(318)	(300)	(331)	(317)
Prepaid expenses, taxes and other current assets	51	7	(5)	(114)
Accounts payable	47	(7)	56	15
Accrued compensation and related liabilities	19	16	(38)	(97)
Deferred revenue	180	140	156	122
Income taxes payable	2	1	2	(13)
Other liabilities	92	103	76	79

Total changes in operating assets and liabilities	73	(40)	(84)	(325)

Net cash provided by (used in) operating activities	245	143	105	(57)

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(162)	(31)	(550)	(67)
Sales of available-for-sale debt securities	96	117	418	264
Maturities of available-for-sale debt securities	7	13	43	24
Net change in funds held for customers’ money market funds and other cash equivalents	41	34	107	317
Purchases of property and equipment	(34)	(50)	(66)	(117)
Net change in customer fund deposits	20	(34)	41	(317)
Acquisitions of businesses, net of cash acquired	(141)	—	(141)	—
Proceeds from divestiture of business	122	—	122	—
Other	(3)	1	(6)	4

Net cash provided by (used in) investing activities	(54)	50	(32)	108

Cash flows from financing activities:
Net proceeds from issuance of common stock under stock plans	85	18	150	95
Tax payments related to restricted stock issuance	(5)	(2)	(20)	(14)
Purchase of treasury stock	(250)	(35)	(550)	(200)
Excess tax benefit from share-based compensation plans	2	—	5	6
Other	—	(2)	(1)	(2)

Net cash used in financing activities	(168)	(21)	(416)	(115)

Effect of exchange rates on cash and cash equivalents	1	(2)	1	(10)

Net increase (decrease) in cash and cash equivalents	24	170	(342)	(74)
Cash and cash equivalents at beginning of period	313	169	679	413

Cash and cash equivalents at end of period	$337	$339	$337	$339

Table E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP				Non-GAAP
	Range of Estimate				Range of Estimate
	From	To	Adjustments		From	To
Three Months Ending
April 30, 2010
Revenue	$1,510	$1,590	$—		$1,510	$1,590
Operating income	$811	$861	$49	[a]	$860	$910
Diluted earnings per share	$1.64	$1.74	$0.11	[b]	$1.75	$1.85
Shares	320	324	—		320	324

Twelve Months Ending
July 31, 2010
Revenue	$3,300	$3,400	$—		$3,300	$3,400
Operating income	$785	$825	$225	[c]	$1,010	$1,050
Diluted earnings per share	$1.63	$1.70	$0.34	[d]	$1.97	$2.04
Shares	319	323	—		319	323
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $34 million; amortization of purchased intangible assets of approximately $4 million; and acquisition-related charges of approximately $11 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and adjustments for certain discrete GAAP tax items.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $133 million; amortization of purchased intangible assets of approximately $46 million; acquisition-related charges of approximately $42 million; and professional fees for business combinations of approximately $4 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, adjustments for certain discrete GAAP tax items, and an adjustment for a net gain from discontinued operations of approximately $35 million.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated February 18, 2010 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•	Share-based compensation expense

•	Amortization of purchased intangible assets

•	Acquisition-related charges

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:
•	Gains and losses on marketable equity securities and other investments

•	Income tax effects of excluded items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expenses, acquisition-related charges, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.
Amortization of purchased intangible assets and acquisition-related charges. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of purchased intangible assets in cost of revenue includes amortization of software and other technology assets of acquired entities. Acquisition-related charges in operating expenses include amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names.
Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on marketable equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.
Income tax effects of excluded items. We exclude from our non-GAAP financial measures the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of marketable equity securities and other investments.